As filed with the Securities and Exchange Commission on November 18, 2009.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE FIRST AMERICAN CORPORATION

(Exact name of registrant as specified in its charter)

California	95-1068610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 First American Way

Santa Ana, California 92707-5913

(Address of Principal Executive Offices)

First Advantage Corporation 2003 Incentive Compensation Plan

(Full Title of the Plan)

Kenneth D. DeGiorgio, Esq.

General Counsel

The First American Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 250-3000

(Name, address, including zip code, and telephone number

including area code, of agent for service)

Copies to:

Michelle Hodges

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

12th Floor

Irvine, CA 92612

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares, $1.00 par value(1)	1,791,443 shares	$39.68863069	$71,099,919.63	$3,967.38

(1)	This Registration Statement registers common shares to be issued upon the exercise of stock options issued pursuant to the First Advantage Corporation 2003 Incentive Compensation Plan that were assumed by the Registrant upon the consummation of the merger of Algonquin Corp., a Delaware corporation and a subsidiary of the Registrant, with and into First Advantage Corporation, a Delaware corporation, upon consummation of which the Registrant owned, directly or indirectly, all of the capital stock of the surviving corporation, effective November 18, 2009.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such additional Common Shares that become issuable under the assumed stock options in order to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average price at which the assumed stock options may be exercised.

(4)	In addition, this Registration Statement registers, in addition to the number of common shares stated above, an indeterminate number of options to acquire common shares, to be granted pursuant to the exercise of the options assumed by the Registrant, as described further in footnote (1) above.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by The First American Corporation, a California corporation (the “Registrant” or “First American”), in connection with the common shares of First American, $1.00 par value (the “Common Shares”), issuable upon exercise of outstanding stock options (the “Assumed Options”) granted under the First Advantage Corporation 2003 Incentive Compensation Plan (the “Plan”) that were assumed by the Registrant as of the effective time of the merger of Algonquin Corp., a Delaware corporation and a subsidiary of First American, with and into First Advantage Corporation, a Delaware corporation (“First Advantage”), upon consummation of which First American owned, directly or indirectly, all of the capital stock of the surviving corporation, effective November 18, 2009 (the “Merger”). The Assumed Options are exercisable for Common Shares based on an exchange ratio of 0.58 of a Common Share for each share of First Advantage Class A common stock underlying the Assumed Options immediately prior to the Merger. Except for the replacement of the Common Shares for the Class A common stock of First Advantage as the security to be issued upon exercise of an Assumed Option, the adjustment to the exercise prices of the Assumed Options so that the aggregate exercise price for the Assumed Options immediately following the assumption remains the same as the aggregate exercise price for the Assumed Options immediately prior to the assumption, and the substitution of First American for First Advantage with respect to administration of the Assumed Options and related matters, the Assumed Options will remain subject to the same terms and conditions set forth in the Plan and related agreements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be included in the prospectus is omitted from this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “Commission”) allows First American to “incorporate by reference” information into this Registration Statement, which means that First American can disclose important information to you by referring you to another document that First American filed separately with the Commission. Accordingly, this Registration Statement incorporates by reference the documents set forth below that First American has previously filed with the Commission. These documents contain important business and financial information about First American, including information concerning its financial performance.

First American incorporates by reference into this Registration Statement the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008; Form 10-K/A filed April 24, 2009; and Form 10-K/A filed October 8, 2009;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our current reports on Form 8-K filed January 28, 2009, March 13, 2009, March 27, 2009, April 10, 2009, May 27, 2009, June 29, 2009, August 28, 2009, October 8, 2009, October 9, 2009, November 12, 2009 and November 18, 2009; and

•

the description of our common shares, $1.00 par value per share, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by First American pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or other document that is not deemed filed under such provisions. For purposes of this Registration Statement, (i) any statement in a document incorporated by reference on the date hereof shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document, and (ii) any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded to the extent that a statement in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

The California indemnification statute, as provided in Section 317 of the California Corporations Code, is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation’s articles.

The Restated Articles of Incorporation of First American provide that: “The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.” The effect of this provision is to exculpate directors from any liability to First American, or anyone claiming on First American’s behalf, for breaches of the directors’ duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of First American to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors’ duty of care or loyalty).

The Bylaws of First American provide that, subject to certain qualifications: “(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this

Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation.” “Officer” includes the following officers of First American: Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. “Director” of First American means any person appointed to serve on First American’s board of directors either by its shareholders or by the remaining board members.

Each of First American’s 1996 Stock Option Plan, 1997 Directors’ Stock Plan, 2003 Title Agent Stock Purchase Plan, 401(k) Savings Plan and Pension Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, First American shall, through the purchase of insurance or otherwise, indemnify each member of the board of directors (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages and expenses, including attorneys’ fees, and any liability, including any amounts paid in settlement with First American’s approval, arising from the individual’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

Each of First American’s Amended and Restated Executive Supplemental Benefit Plan, Amended and Restated Management Supplemental Benefit Plan, Amended and Restated Deferred Compensation Plan and Amended and Restated Pension Restoration Plan (for purposes of this paragraph only, each individually, the “Plan”) provides that, subject to certain conditions, First American shall indemnify and hold harmless the committee charged with administering the Plan, and each employee, former employee, current and former member of the committee, and current and former member of the board of directors who has or had responsibility for a fiduciary duty, a non-fiduciary settlor function or a non-fiduciary administrative task relating to the Plan, against any and all claims, losses, damages, and expenses, including reasonable attorneys’ fees and court costs as well as amounts due under a settlement of any lawsuit or investigation (only if First American agrees to such settlement), incurred by the person on account of such individual’s good faith actions or failures to act with respect to such individual’s responsibilities under the Plan, unless such action or failure to act is judicially determined to constitute or be attributable to the gross negligence or willful misconduct on the part of such individual. In addition, the committee charged with administering the Plan may authorize the purchase of insurance to cover any liabilities or losses occurring by reason of the act or omission of any committee member or its designee (or, in the case of the Amended and Restated Pension Restoration Plan only, a First American employee), and, to the extent permitted by law, the committee also may purchase insurance covering any committee member or its designee for any personal liability of such committee member or designee with respect to administrative responsibilities under the Plan.

First American’s 2006 Incentive Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, subject to certain conditions, each member of the board of directors, each member of the committee designated to administer the Plan, and any officer to whom any responsibility with respect to the Plan is delegated, shall be indemnified and held harmless by First American against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such individual, including amounts due under a settlement (with First American’s approval) or in satisfaction of any judgment in any action against such individual, in connection with or resulting from the individual’s action or failure to act under the Plan, unless the same is a result of the individual’s own willful misconduct or except as provided by statute.

The First Advantage 2003 Incentive Compensation Plan (for purposes of this paragraph only, the “Plan”) provides that, subject to certain conditions, each member of the board of directors and each member of the committee designated to administer the Plan shall be indemnified and held harmless by First Advantage against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual, including amounts due under a settlement (with First Advantage’s approval) or in satisfaction of any judgment in any action against such individual, in connection with or resulting from the individual’s action or failure to act under the Plan. The Assumed Options remain subject to the terms of the Plan, with First American being substituted for First Advantage with respect to the administration and indemnification provisions thereof.

First American has a policy of liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed in the Exhibit Index are furnished as part of this Registration Statement.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on November 18, 2009.

THE FIRST AMERICAN CORPORATION

By:	/S/ PARKER S. KENNEDY
Name: Parker S. Kennedy Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ PARKER S. KENNEDY Parker S. Kennedy	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	November 18, 2009

/S/ ANTHONY S. PISZEL Anthony S. Piszel	Chief Financial Officer and Treasurer (Principal Financial Officer)	November 18, 2009

/S/ MAX O. VALDES Max O. Valdes	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 18, 2009

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Hon. George L. Argyros	Director	November 18, 2009

Bruce S. Bennett	Director

* Matthew B. Botein	Director	November 18, 2009

* J. David Chatham	Director	November 18, 2009

* Glenn C. Christenson	Director	November 18, 2009

* Hon. William G. Davis	Director	November 18, 2009

* James L. Doti	Director	November 18, 2009

Lewis W. Douglas, Jr.	Director

* Christopher V. Greetham	Director	November 18, 2009

* Thomas C. O’Brien	Director	November 18, 2009

Frank E. O’Bryan	Director

* Roslyn B. Payne	Director	November 18, 2009

John W. Peace	Director

* D. Van Skilling	Director	November 18, 2009

Herbert B. Tasker	Director

Virginia M. Ueberroth	Director

* Mary Lee Widener	Director	November 18, 2009

*By:	/s/ Kenneth D. DeGiorgio
Kenneth D. DeGiorgio Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Description of capital stock in Article Sixth of the Registrant’s Restated Articles of Incorporation, dated July 14, 1998 (incorporated herein by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement No. 333-53681 on Form S-4, as filed with the Commission on July 28, 1998), as amended by the Certificate of Amendment of Restated Articles of Incorporation of the Registrant, dated April 23, 1999 (incorporated herein by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the Commission on May 13, 1999), Certificate of Amendment of Restated Articles of Incorporation of the Registrant, dated May 11, 2000 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on June 13, 2000), and the Certificate of Amendment of Restated Articles of Incorporation of the Registrant, dated December 10, 2008 (incorporated herein by reference to Exhibit 3(d) to the Registrant’s Annual Report on Form 10-K, as filed with the Commission on March 2, 2009).

4.2*	Articles II, VII and IX of the Registrant’s Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3(e) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 2, 2009).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney.

99.1	First Advantage Corporation 2003 Incentive Compensation Plan.

99.2	Form of Option Agreement.

99.3	Form of Supplemental Notice Delivered to Domestic Option Holders In Connection With Assumption of Options.

99.4	Form of Supplemental Notice Delivered to International Option Holders In Connection With Assumption of Options.

*	Incorporated herein by reference.